Exhibit 99.1

Contact:
Tyra Tutor
Senior Vice President, Corporate Development
(904) 360-2500
tyra.tutor@mpsgroup.com

NEWS RELEASE	For Immediate Release

MPS Group Board of Directors Authorizes

Additional $75 Million Stock Buyback

JACKSONVILLE, FL (August 14, 2007) — MPS Group, Inc. (NYSE:MPS), a leading provider of specialty staffing, consulting, and business solutions, today announced that its board of directors has approved an authorization to repurchase up to an additional $75 million of its common stock. The Company intends to repurchase shares from time to time in open-market or private transactions, as market conditions permit.

“We have a healthy capital structure that allows us to fund operational needs, complete strategic acquisitions designed to supplement our growth, and buy back our common stock,” said Robert Crouch, senior vice president and chief financial officer of MPS Group. “Combined with the $4 million remaining from the prior authorization, the Company now has available $79 million with which to repurchase Company stock. Based upon the current business environment, we believe our continued buyback activity will benefit our shareholders.”

About MPS Group

MPS Group is a leading provider of staffing, consulting, and solutions in the disciplines of information technology, finance and accounting, law, engineering, and healthcare. MPS Group delivers its services to government entities and businesses in virtually all industries throughout the United States, Canada, the United Kingdom, and Europe. A Fortune 1000 company with headquarters in Jacksonville, Florida, MPS Group trades on the New York Stock Exchange. For more information about MPS Group, please visit www.mpsgroup.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to certain risks, uncertainties or assumptions and other factors discussed in the Company’s filings with the Securities and Exchange Commission. Readers are urged to review and consider the matters discussed in “Item 1A. Risk Factors” of our Form 10-K for 2006 and discussion of risks or uncertainties in subsequent filings with the Securities and Exchange Commission.

Forward-looking statements are based on beliefs and assumptions of the Company’s management and on information then currently available to management and are not guarantees of performance. Undue reliance should not be placed on such forward-looking statements. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update publicly any of them in light of new information or future events.

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1 Independent Drive • Jacksonville, Florida 32202 • 904-360-2000 • 904-360-2814 fax
www.mpsgroup.com